Exhibit 99.1

LiveWire Mobile Announces Financial Results for the Quarter Ended March 31, 2009 and Restructuring Plan

LITTLETON, Mass.--(BUSINESS WIRE)--May 11, 2009--LiveWire Mobile, Inc. (NASDAQ: LVWR), a leading provider of managed personalization services for mobile operators and subscribers, today announced financial results for the first quarter ended March 31, 2009:

  Revenues declined 27% from first quarter of 2008 (increased 5% excluding handset distribution royalties)
  Revenues increased 6% from fourth quarter ended December 31, 2008
  Overall revenue increases driven by growth in managed services revenue, despite declining cap-ex and handset distribution royalties
  68% reduction in year-over-year loss from continuing operations
  Cash of $11.3 million as of March 31, 2009
  Second quarter restructuring plan expected to achieve adjusted EBITDA profitability and positive cash flow from operations in the second half of 2009

Total revenues from continuing operations for the first quarter of 2009 were $3.8 million, a decrease of 27% compared to $5.2 million for the corresponding quarter in 2008 (an increase of 5% when excluding handset distribution royalties), and an increase of 6% compared to $3.6 million for the fourth quarter of 2008.

Loss from continuing operations for the first quarter of 2009 was $(2.6) million, or $(0.06) per share, a 68% decrease compared to loss from continuing operations of $(8.1) million, or $(0.18) per share, for the first quarter of 2008.

Net loss for the first quarter of 2009 was $(2.9) million, or $(0.06) per share, a decrease of 54% compared to a net loss of $(6.2) million, or $(0.14) per share, for the first quarter of 2008. The first quarter of 2009 includes $0.5 million of restructuring charges related to downsizing of certain general and administrative staff subsequent to the sale of the NMS Communications Platforms business in December 2008. The first quarter of 2008 includes a write-off of $1.9 million of Verso Technologies, Inc. common stock held by the Company as well as $0.4 million of restructuring charges associated with the acquisition of Groove Mobile, Inc.

Adjusted EBITDA from continuing operations (a non-GAAP financial measure) was $(2.3) million, or $(0.05) per share, for the first quarter of 2009, compared to adjusted EBITDA from continuing operations of $(3.3) million, or $(0.07) per share, in the first quarter of 2008. A complete reconciliation between adjusted EBITDA and operating loss on a GAAP basis is provided in the financial tables at the end of this press release.

Cash totaled $11.3 million on March 31, 2009, compared to $19.3 million at the end of the previous quarter. The decrease in cash was due to cash used in operations during the quarter, repayment of $2.6 million of bank debt, payments under our lease termination agreement and payment of investment banker and severance costs associated with the sale of the NMS Communications Platforms business that were accrued as of December 31, 2008.

The Company’s results can be viewed on its Form 10-Q filed for the quarter ended March 31, 2009.

Restructuring Plan

The Company also announces today that it has implemented a cost reduction plan focused on reducing headcount and operating expenses. The plan is expected to accelerate the Company’s profitability horizon and support its development initiatives. The plan consists primarily of costs associated with a workforce reduction principally at its operations in India, with additional reductions in headcount in Littleton, MA and the U.K., and other associated costs. We expect these workforce reductions to commence in the second quarter of 2009, with the majority being completed by the end of the second quarter of 2009 and the remainder to be completed by the end of the year.

The Company currently estimates that, in connection with the workforce reduction, it will incur pre-tax restructuring charges in the second quarter of 2009 related to severance costs in the range of approximately $0.6 million to $0.8 million. Additionally, the Company estimates pre-tax facility closure and exit charges in the range of approximately $0.1 million to $0.2 million in the second quarter of 2009.

"These decisions are difficult but necessary given our goals of adjusted EBITDA profitability and positive cash flow from operations by the end of 2009," said Joel Hughes, LiveWire Mobile Chairman and Chief Executive Officer. “By better matching our worldwide resource footprint with the customer opportunities we are servicing and pursuing, we believe we can prudently manage our cash in the near term while continuing to invest in our Infuse personalization platform and deliver market-leading personalization services for the long term.”

Guidance

The Company is no longer providing guidance with respect to its future operations and results. Additionally, the Company will no longer confirm or otherwise modify any guidance regarding future operations and results therefrom previously provided by the Company.

Use of Non-GAAP Financial Measures

In addition to reporting its financial results in accordance with generally accepted accounting principles, or GAAP, the Company has also provided in this release adjusted EBITDA from continuing operations which is a non-GAAP financial measure adjusted to exclude certain non-cash and other specified expenses. The Company believes the use of non-GAAP measures in addition to GAAP measures is an additional useful method of evaluating its results of operations. Management uses these non-GAAP financial measures when evaluating the Company's financial results, as well as for internal planning and forecasting purposes. Specifically, the Company has excluded stock-based compensation, amortization of intangible assets, depreciation, restructuring charges, interest income and expense, other income/expense (including the other-than-temporary impairment of Verso common stock), and taxes from its non-GAAP financial measures. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the expected results calculated in accordance with GAAP and reconciliations to those expected results should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The Company may consider whether other significant non-recurring items that arise in the future should also be excluded in calculating the non-GAAP financial measures it uses. Reconciliations between the non-GAAP financial measures on a GAAP basis and a non-GAAP basis are provided herein, as applicable.

LVWR-F

About LiveWire Mobile, Inc.

LiveWire Mobile (NASDAQ:LVWR) is a leading provider of managed personalization services for mobile operators and subscribers. LiveWire Mobile’s integrated suite of mobile personalization services includes ringback tones, ringtones, full track downloads, and other applications, as well as, dedicated content and service marketing, integrated storefront management and marketing. LiveWire Mobile makes mobile personalization services easier to use and helps operators drive service usage and adoption. For more information, please visit www.livewiremobile.com.

LiveWire Mobile is a registered trademark of LiveWire Mobile, Inc.

This Press Release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements about the anticipated elements, costs, timing and completion of the Company’s cost reduction plan, our future profitability, the impact of restructuring on our business and operations, growth and market opportunities, customer opportunities, development initiatives and cash management. These statements are based on management’s expectations as of the date of this document and are subject to uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to risks and uncertainties including, but not limited to, actual expenses of implementing the cost reduction plan, delays in implementing the cost reduction plan, uncertainties with respect to our ability to achieve profitability, the implementation and market acceptance of our strategy to focus on managed services in North America, the size of our target market, our ability to expand our relationships with existing customers and attract new customers, our development initiatives, our ability to manage cash, the impact of restructuring on our business and operations and other risks. These and other risks are detailed from time to time in our filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2008 and our quarterly report on Form 10-Q for the quarter ended March 31, 2009. In addition, while management may elect to update forward-looking statements at some point in the future, management specifically disclaims any obligation to do so, even if its estimates change. Any reference to our website in this press release is not intended to incorporate the contents thereof into this press release or any other public announcement.

LIVEWIRE MOBILE, INC.
Unaudited Reconciliation of Non-GAAP Measures to Comparable GAAP Measures

	Three Months Ended
	March 31,
	2009	2008
	(Unaudited)

	(In thousands, except per share data)

GAAP operating loss	$(2,978)	$(6,063)
Plus:
Stock-based compensation	57	1,683
Amortization of identified intangible assets	-	370
Depreciation	172	342
Restructuring	470	390
Non-GAAP Adjusted EBITDA	$(2,279)	$(3,278)

GAAP operating loss	$(0.06)	$(0.14)
Plus:
Stock-based compensation	0.00	0.04
Amortization of identified intangible assets	-	0.01
Depreciation	0.00	0.01
Restructuring	0.01	0.02
Non-GAAP Adjusted EBITDA	$(0.05)	$(0.07)

Shares used in computing basic and diluted non-GAAP net loss per share	45,942	44,589

CONTACT:
LiveWire Mobile, Inc.
Todd Donahue, CFO, 978-742-3167
todd_donahue@livewiremobile.com